Exhibit 99.23(n)(2)

                   MELLON INSTITUTIONAL FUNDS INVESTMENT TRUST
                         (Funds Included on Schedule A)

         Amended and Restated Multiple Class Plan Pursuant to Rule 18f-3


     Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), requires that the Board of an investment company desiring to offer multiple classes pursuant to said Rule adopt a plan setting forth the separate arrangement and expense allocation of each class, and any related conversion features or exchange privileges.

     The Board, including a majority of the non-interested Board members, of each of the investment companies, or series thereof, listed on Schedule A attached hereto, as such Schedule may be revised from time to time (each, a "Fund"), which desires to offer multiple classes has determined that the following Rule 18f-3 plan is in the best interests of each class individually and each Fund as a whole:

     1. Class Designation: Fund shares shall be divided, except as otherwise noted on Schedule A, into Class A, Class C, Class I and Class R. Each Class is subject to such investment minimums and other conditions of eligibility as are set forth in the Fund's registration statements or prospectuses and statements of additional information as from time to time in effect.

     2. Differences in Shareholder Services: The services offered to shareholders of each Class, unless otherwise noted on Schedule A, shall be substantially the same. Class A, Class C and Class R shares shall be subject to a shareholder service fee at the annual rate of 0.25% of the value of the average daily net assets of such Class pursuant to a Shareholder Services Plan. Class I shares shall not be subject to any shareholder service fee.

     3. Differences in Distribution Arrangements:

     Class A Shares. Class A shares shall be offered with a front-end sales charge, as such term is defined under the Conduct Rules of the Financial Industry Regulatory Authority (the "FINRA Conduct Rules"), and a contingent deferred sales charge (a "CDSC"), as such term is defined under the FINRA Conduct Rules, may be assessed on certain redemptions of Class A shares, including Class A shares purchased without an initial sales charge as part of an investment of $1 million or more. Class A shares are not subject to a distribution fee. The amount of the sales charge and the amount of and provisions relating to the CDSC pertaining to the Class A shares are set forth on Schedule B attached hereto.

     Class C Shares. Class C shares shall not be subject to a front-end sales charge, but shall be subject to a CDSC of 1.00% on any redemption of Class C shares made within one year of the date of purchase. The CDSC will be calculated in the manner set forth in and may be reduced or waived under the circumstances set forth in the registration statement or prospectus and statement of additional information of each Fund as from time to time in effect. Class C shares shall be subject to an annual distribution fee of 0.75% of the value of the average daily net assets of Class C shares under a Distribution Plan adopted pursuant to Rule 12b-1 under the 1940 Act. Class C shareholders have exclusive voting rights with respect to the Distribution Plan adopted by such Class. Amounts payable under the Distribution Plan are subject to such further limitations as the Trustees may from time to time determine and as set forth in the registration statement or prospectus and statement of additional information of each Fund as from time to time in effect.

     Class I Shares. Class I shares shall not be subject to a front-end sales charge, a CDSC or a distribution fee. Class I shares are offered at net asset value only to: (i) investors who are shareholders of record on the date hereof,
(ii) bank trust departments and other financial service providers (including Mellon Bank, N.A. and its affiliates) acting on behalf of their customers having a qualified trust or investment account or relationship at such institution or to customers who received and hold Class I shares of a Fund distributed to them by virtue of such an account or relationship, (iii) institutional investors that are investment advisory clients of the Fund's investment adviser and that invest and maintain investment shares in an amount exceeding the investment minimum as set forth in the registration statement or prospectus and statement of additional information of each Fund as from time to time in effect, and (iv) institutional investors acting for themselves or in a fiduciary, advisory, agency, custodial or similar capacity for qualified or non-qualified employee benefit plans, including pension, profit-sharing, SEP-IRAs and other deferred compensation plans, whether established by corporations, partnerships, non-profit entities or state and local governments, but not including IRAs or IRA "Rollover Accounts."

     Class R Shares. Class R shares shall not be subject to a front-end sales charge or a CDSC. Class R shares shall be subject to an annual distribution fee of 0.25% of the value of the average daily net assets of Class R shares under a Distribution Plan adopted pursuant to Rule 12b-1 under the 1940 Act. Class R shareholders have exclusive voting rights with respect to the Distribution Plan adopted by such Class. Amounts payable under the Distribution Plan are subject to such further limitations as the Trustees may from time to time determine and as set forth in the registration statement or prospectus and statement of additional information of each Fund as from time to time in effect. Amounts payable under the Distribution Plan are subject to such further limitations as the Trustees may from time to time determine and as set forth in the registration statement or prospectus and statement of additional information of each Fund as from time to time in effect. Class R shares are offered at net asset value only to institutional investors acting for themselves or in a fiduciary, advisory, agency, custodial or similar capacity for qualified or non-qualified employee benefit plans, including pension, profit-sharing, SEP-IRAs and other deferred compensation plans, whether established by corporations, partnerships, non-profit entities or state and local governments, but not including IRAs or IRA "Rollover Accounts."

     4. Expense Allocations: Distribution Plan fees and Shareholder Services Plan fees shall be allocated to those Classes subject to such fees, as applicable, on a Class-by-Class basis. The following additional expenses shall be allocated, to the extent practicable, on a Class-by-Class basis: (a) printing and postage expenses related to preparing and distributing materials, such as shareholder reports, prospectuses and proxies, to current shareholders of a specific Class; (b) Securities and Exchange Commission and Blue Sky registration fees incurred by a specific Class; (c) the expense of administrative personnel and services as required to support the shareholders of a specific Class; (d) litigation or other legal expenses relating solely to a specific Class; (e) transfer agent fees identified by the Fund's transfer agent as being attributable to a specific Class; and (f) Board members' fees incurred as a result of issues relating to a specific Class.

     5. Allocation of Income, Gain, Loss and Expenses: Income, gain, loss and expenses not allocated to a specific Class as specified above shall be allocated to a Fund and allocated daily to each Class of a Fund in a manner consistent with Rule 18f-3 under the 1940 Act.

     6. Conversion Features: No Class shall be subject to any automatic conversion feature.

     7. Exchange Privileges: Shares of a Class shall be exchangeable only for
(a) shares of the same Class of another series of Mellon Institutional Funds Investment Trust and (b) shares of certain other Classes of such investment companies or shares of certain other investment companies as specified from time to time in a Fund's registration statement or prospectus and statement of additional information of each Fund as from time to time in effect.

     8. Voting Rights: Each Class of shares governed by this Rule 18f-3 plan (i) shall have exclusive voting rights on any matter submitted to shareholders that relates solely to such Class, and (ii) shall have separate voting rights on any matter submitted to shareholders affecting such Class as to which interests of one Class differ from the interests of any other Class.

     9. Amendments: Any material amendment to this Rule 18f-3 plan shall become effective upon approval by a vote of the Board, including a majority of the Board members who are not "interested persons" (as defined in the 1940 Act) of Mellon Institutional Funds Investment Trust, upon a determination that any such amendment to the Rule 18f-3 plan is in the best interests of each Class individually and each Fund as a whole.

Amended as of:  December 20, 2007

                                   SCHEDULE A


Name of Fund                                   Date Plan Adopted
------------                                   -----------------
Mellon Institutional Funds Investment Trust    December 16, 1998 (amended and
                                               restated as of December 20, 2007)

     Newton International Equity Fund

                                   SCHEDULE B

Front-End Sales Charge--Class A Shares--The public offering price for Class A shares shall be the net asset value per share of Class A, plus the applicable sales load, as provided below:

                                                                           Total Sales Load
                                                              ---------------------------------------
                                                                  As a % of             As a % of
                                                                offering price       net asset value
Amount of Transaction                                             per share             per share
---------------------                                         -------------------    ----------------
Less than $50,000............................................        5.75                 6.10
$50,000 to less than $100,000................................        4.50                 4.71
$100,000 to less than $250,000...............................        3.50                 3.63
$250,000 to less than $500,000...............................        2.50                 2.56
$500,000 to less than $1,000,000.............................        2.00                 2.04
$1,000,000 or more...........................................        -0-                   -0-

Contingent Deferred Sales Charge ("CSDC")--Class A Shares--A CDSC of 1.00% shall be assessed at the time of redemption of Class A shares purchased without an initial sales charge as part of an investment of at least $1,000,000 and redeemed within one year of purchase. Other terms of the CDSC assessed on redemptions of Class C shares, including the provisions for waiving the CDSC, shall be as set forth in a Fund's registration statement applicable to the Class A shares.

                                       B-1